EXHIBIT 1

FOR IMMEDIATE RELEASE

                                                                                                                    CONTACT:  Graham Purves (403) 295-4964

                                                                                                      INVESTOR CONTACT:  Sonia Ross (403) 295-4532

NovAtel Inc. and Leica Geosystems Sign Umbrella Agreement

to Develop New Precise Positioning Technologies

(Calgary, Canada and Heerbrugg, Switzerland, June 11, 2003) - NovAtel Inc. (NASDAQ:NGPS), a precise positioning technology company, and Leica Geosystems (SWX:LGSN) have signed a strategic co-operation agreement for the joint development of new Global Navigation Satellite System (GNSS) technologies.  An initial announcement was made in February 2002, but the scope of the agreement has now been expanded to include future opportunities with any Leica division.

The co-operation agreement allows both companies to focus their complementary resources, including unique customer/application focus and technological expertise, for the development of precise positioning products.  Both companies are recognized as pioneers in their respective industries.  NovAtel is a world leader in the development of innovative, high-precision global positioning and augmentation technologies. Leica Geosystems is one of the first companies to develop and market GPS surveying systems and remains one of the leaders in this major market segment.

According to NovAtel President and CEO Jon Ladd, “The significance for both NovAtel and Leica Geosystems of this agreement is that both companies focus and deliver on their core competencies: NovAtel on high-performance OEM precise positioning technology and Leica on world-class application software, technology integration, and delivery and support of  complete system solutions through their world-wide distribution system. This partnership is an excellent example of our focus to continue to develop strategic partnerships and ventures with best-of-breed companies offering complementary technologies and/or markets.   We look forward to a long and mutually beneficial relationship with Leica Geosystems.”

“The expanded agreement firms up the complementary position of both companies into a very unique strategic alliance,” confirmed Hans Hess, President and CEO of Leica Geosystems. “Leica Geosystems will focus its development resources on productization, software and support of future GPS surveying products with the assurance that the GPS components from NovAtel are reliable and state-of-the art.”

About NovAtel Inc.
NovAtel Inc. is a leading provider of precise global positioning and augmentation technologies designed to afford our customers rapid integration and superior return on investment. The Company’s core technology is being applied in diversified positioning markets around the globe including agriculture, mining, marine, surveying, unmanned systems and machine control. NovAtel is also the prime supplier of GPS ground reference receivers to national satellite-based augmentation systems worldwide including the U.S. WAAS, Europe EGNOS, Japan MSAS and China SNAS. For more information, visit www.novatel.com.

About Leica Geosystems
Leica Geosystems develops, manufactures and markets systems for surveying, mapping, modeling and position determination. With its surveying sensors and systems for the acquisition and processing of spatial data, the company is among the world leaders in surveying and data capturing for GIS (Geographic Information Systems). Around the globe, customers implement system approaches from Leica Geosystems’ major measurement and documentation solutions for terrestrial, land and cadastral surveying, environmental remote sensing, engineering and mechanical engineering, building and construction machine guidance, GIS creation and updating, industrial measurement techniques and opto-electronic defense equipment.

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or developments in the Company’s industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, operating results of subsidiaries and joint ventures, establishing and maintaining effective distribution channels, certification and market acceptance of the Company’s new products, impact and timing of large orders, credit risks of customers and joint ventures, financing of joint ventures, pricing pressures in the market and other competitive factors, maintaining technological leadership, timing of revenue recognition in connection with certain contracts, the ability to maintain supply of products from subcontract manufacturers, the procurement of components to build products, product defects and the impact of industry consolidations, together with the other risks and uncertainties described in the Company’s filings with the United States Securities and Exchange Commission.